Exhibit 10.42

891 Daechi-dong, Gangnam-gu Seoul, 135-178 Korea Tel: 82-2-3459-3675 Fax: 82-2-3459-3686
www.magnachip.com
Confidential
June 20, 2007
Dear Dr. Taejong Lee
     MagnaChip Semiconductor, Ltd. (“MagnaChip”) is pleased to present you with an offer for employment in the position of VP of Corporate Engineering, reporting to Sang Park, CEO/Chairman of MagnaChip Semiconductor Ltd. We believe that you have significant potential to make valuable contributions to MagnaChip, and we hope you will find your employment with us a rewarding experience.
     You will be based at MagnaChip’s office in Seoul and Cheongju, Korea, but will be expected to travel as needed within Korea and to other destinations as the job may require. The expected start date of your employment is September 03, 2007.
     Your annual salary will be KRW 170,000,000 per annum. You will be paid in accordance with MagnaChip’s normal payroll practices and your compensation will be subject to payroll deductions and all required withholdings. Annual salary increases will be determined by MagnaChip in accordance with MagnaChip’s internal policies and procedures. In addition, you will be paid a sign-on of KRW20,000,000 on the first normal pay day date after your employment begins, provided that, should you resign for any reason or be terminated for cause at any time prior to completion of one year of employment with the Company, you must pay the pro-rated amount of sign-on bonus to the Company. MagnaChip may from time to time in its sole discretion adjust the salary and benefits paid to you and its other employees in the normal course of operations. Your target annual incentive is targeted to be 50% of your base salary. The annual incentive will be based on company performance and attainment of your management objectives under a plan to be established and approved by the Board of Directors of MagnaChip’s parent company. MagnaChip may from time to time in its sole discretion adjust the salary and benefits paid to you and its other employees in the normal course of operations.
     Upon Approval by the Board of Directors of MagnaChip Semiconductor LLC (the “Board), you will be granted options to purchase 40,000 MagnaChip common units (the “Option”) pursuant to the MagnaChip Semiconductor LLC Equity Incentive Plan at the exercise price per common unit of the greater of (i) $3.00 or (ii) the fair market value of a common unit. An installment of 25% of the common units subject to the option shall become vested and exercisable on the first anniversary of the commencement date of your employment and 6.25% of the common units subject to the option shall become vested and exercisable at the end of each three month period thereafter on the same day of the month as the commencement date (or, if earlier, the last day of such month), subject to your continuing employment with the Company. Other terms of the option shall be as determined by the Board, and prior to receiving the option you must execute an option agreement in the form as approved by the Board.
     You will be eligible to participate in MagnaChip’s employee benefits programs for which you qualify and as are applicable to other MagnaChip employees of your level based in Korea. In addition to that, you shall be entitled to the following benefits:
(a)	School tuition for children. MagnaChip will reimburse middle and high school tuition for your two children at a foreign school upon receiving a tuition receipt and other documentation acceptable to MagnaChip. The reimbursement amount shall not exceed KRW32,400,000 in total per each year’s reimbursement.

(b)	Housing support. MagnaChip will reimburse temporary housing fee in the amount of up to KRW4,000,000 for your first month of employment upon receiving a receipt and/or other documentation acceptable to MagnaChip. You will also be provided with housing allowance in the amount of KRW3,600,000 per month upon receiving a receipt and/or other documentation acceptable to MagnaChip..

(c)	Moving expenses & Others. MagnaChip will pay reasonable, fully justified moving expenses in the amount of up to KRW8,000,000 upon receiving a receipt and/or other documentation acceptable to MagnaChip. MagnaChip will also pay one-way airline tickets from your country origin to Korea in economy class for you, and upon their relocation to Korea, for your spouse and up to two children upon receiving a receipt and/or other documentation acceptable to MagnaChip.
     As an employee of MagnaChip organizations, you will expected to abide by MagnaChip’s rules and regulations and sign and comply with MagnaChip’s form employment agreement for employees based in Korea that includes confidentiality and non-competition provisions. Your employment relationship with MagnaChip is at-will, although you will be eligible for severance programs as required by Korean law. You may terminate your employment with MagnaChip at any time and for any reason whatsoever simply by notifying us, although you agree to provide one month’s notice prior to your resignation. Likewise, MagnaChip may terminate your employment in accordance with Korean law.
     As an employee in the MagnaChip organization, you will be expected to abide by MagnaChip’s rules and regulations and sign and comply with MagnaChip’s form employment agreement for employees who are Korean citizens and based in Korea that includes confidentiality and non-competition provisions.
     This letter forms the complete and exclusive offer of your employment with MagnaChip. No other representative has any authority to modify or enter into an agreement or modification, express or implied, contrary to the foregoing. Any such modification or agreement must be in writing and signed by Sang Park, Robert Krakauer or Dongjin Kim and must clearly and expressly specify an intent to change the at-will nature of your employment.
     We look forward to your participation in the future growth of MagnaChip. Please indicate your acceptance of this offer of employment by signing in the space below. Please fax or e-mail an executed copy of this letter to me as soon as possible, with the original to follow by mail.
Sincerely,

MAGNACHIP SEMICONDUCTOR, LTD.
/s/ Sang Park
Sang Park
CEO/Chairman MagnaChip Semiconductor, Ltd.

THIS EMPLOYMENT OFFER IS WHOLLY AGREED AND ACCEPTED BY:

Dr. Taejong Lee
Signature:	/s/ Taejong Lee